Security Information








Security Purchased


Cusip
12498B307


Issuer
CBRE REALTY FINANCE INC


Underwriters
Citigroup, CSFB, DBSI, Wachovia, JMP
Securities


Years of continuous operation, including predecessors
> 3 years


Ticker
CBF US


Is the affiliate a manager or co-manager of offering?
Joint Lead Manager


Name of underwriter or dealer from which purchased
CSFB


Firm commitment underwriting?
Yes


Trade date/Date of Offering
9/27/2006


Total dollar amount of offering sold to QIBs
 $                                                 139,200,000


Total dollar amount of any concurrent public offering
 $                                                                  -


Total
 $                                                 139,200,000


Public offering price
 $                                                           14.50


Price paid if other than public offering price
 N/A


Underwriting spread or commission
 $                                                             0.87


Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund



Chicago Funds







DWS Dreman Small Cap Value Fund
Chicago
88,400
 $
1,281,800
0.92%



DWS Dreman Small Cap Value VIP
Chicago
36,600
 $                   530,700
0.38%



Total

125,000
1,812,500
1.30%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.